UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earlier event reported): December 1, 2004

RENTECH, INC.

(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado	80202-1557
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Rentech Inc. entered into a Securities Purchase Agreement with three lenders dated November 19, 2004 that were completed on December 1, 2004. The agreements provide for a combined loan to Rentech of a total of $850,000. To evidence the loans, Rentech issued its unsecured promissory notes in the amounts of $100,000, $250,000, and $500,000, respectively, to Irwin Geduld Revocable Trust, Geduld Capital Management LLC and Daniel Kern. Rentech also issued a stock purchase warrant to each of these investors, for their purchase of 87,719; 219,298; and 438,596 shares, respectively, of Rentech’s common stock. Rentech entered into a Registration Rights Agreement with each of the Investors providing for the registration of the shares of common stock underlying each of the warrants. The warrants may be exercised at $1.14 per share of common stock, subject to adjustments, and may be exercised for a period of three years ending November 16, 2007. Under the terms of the Registration Rights Agreement, Rentech is to file a registration statement with the Securities and Exchange Commission by March 29, 2005 for the shares of common stock underlying the warrants.

Item 2.03 Creation of a Direct Financial Obligation Or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The financing transaction described in Item 1.01 was entered into on November 19, 2004 and completed on December 1, 2004. At the closing on December 1, 2004, Rentech became obligated for the aggregate principal amount of $850,000 borrowed under the promissory notes.

The principal amount of $350,000 bears interest at 8.5% per annum, and the principal amount of $500,000 bears interest at 10% per annum. The entire balances of principal and interest on the notes are payable in full in one installment on or before November 19, 2005. The notes are unsecured. In the event of default, Rentech is required to issue similar warrants to the Investors on the same terms as the original warrants for the purchase of 21,930, 54,825 and 109,649 additional shares of its common stock, respectively, at $1.14 per share.

In the event of a default under the notes, the outstanding balance of principal and accrued and unpaid interest is immediately due, including the note holder’s attorney fees and other costs of collection. Events of default include, among other things:

•	failure of Rentech to pay the total interest and principal when due;

•	breach of any covenant, representation or warranty made by Rentech in connection with the Securities Purchase Agreement;

•	Rentech’s failure to obtain an executed agreement with Royster-Clark, Inc. by February 17, 2005 for the purchase of Royster-Clark Nitrogen, Inc.

Item 3.02 Unregistered Sales of Equity Securities

On November 19, 2004, Rentech sold the promissory notes and warrants described in Item 1.01 of this report. The notes represent an aggregate loan to Rentech of $850,000. The warrants may be exercised for the purchase of shares of common stock at an exercise price of $1.14 per share. The warrants may be exercised for three years ending on November 19, 2005. These securities were offered and sold to the Investor in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act of 1933. The Investors are accredited investors as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933. Rentech intends to apply the funds it borrowed under the notes for working capital and advancing the steps necessary to complete its purchase of the stock of Royster-Clark Nitrogen, Inc., as previously announced by Rentech, to acquire ownership of its nitrogen fertilizer plant in East Dubuque, Illinois.

9.01 Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description of Exhibit
10.1	Promissory Note to Geduld Revocable Trust

10.2	Stock Purchase Warrant to Geduld Revocable Trust

10.3	Registration Rights Agreement with Geduld Revocable Trust

10.4	Promissory Note to Geduld Capital Management LLC

10.5	Stock Purchase Warrant to Geduld Capital Management LLC

10.6	Registration Rights Agreement with Geduld Capital Management LLC

10.7	Promissory Note to Daniel Kern

10.8	Stock Purchase Warrant to Daniel Kern

10.9	Registration Rights Agreement with Daniel Kern

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: December 7, 2004	By:	/s/ Ronald C. Butz
Ronald C. Butz
Vice President and Chief Operating Officer

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